Exhibit 10.2

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated June 27, 2013, is made by and among CLAIMSNET.COM INC., a Delaware corporation (hereinafter referred to as the “Seller”); and THOMAS MICHEL, a resident of Arul, Switzerland, NATIONAL FINANCIAL CORPORATION with offices located in Arlington, Texas and JOHANN R. SCHELLENBERG, a resident of Zollikon, Switzerland and NOVINVEST ASSOCIATED S.A. with offices in Panama City, Panama (each individually and jointly "Buyer").

RECITALS

Seller is the sole shareholder of ANC Holdings, Inc. a Texas corporation (referred to herein as the “Company”).

Buyer wishes to purchase from Seller all of issued and outstanding shares (the “Shares”) of Company common stock (the “Company Common Stock”), which are owned by Seller, and Seller is willing to sell all of Seller's Shares to Buyer upon the terms and conditions contained in the following Agreement.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I

RECITALS

The above recitals are true and correct and are hereby made a part of this Agreement by this reference.

ARTICLE II

PURCHASE AND SALE OF THE STOCK

2.1     Purchase and Sale. Seller hereby agrees to sell to Buyer, and Buyer agrees to buy from Seller, all of the Company’s issued and outstanding Shares.

2.2     Purchase Price and Terms. Subject to the terms and conditions of this Agreement and in reliance on the representations and warranties herein contained, and in consideration of the sale, conveyance, transfer and delivery of the Shares as provided for in this Agreement, Buyer hereby agrees to relieve and forever discharge Seller from the payment of any accrued interest, and principal or any other obligation with respect to each of the promissory notes issued by Seller to Buyer, including any amendments thereto, listed on Exhibit "A" and incorporated by reference herein (the "Notes").

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants the following to Buyer:

3.1     Company Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Texas.

3.2     Ownership and Options. All of the Company’s issued and outstanding Shares of Company Common Stock are owned by Seller. Such Shares are validly issued, fully paid and nonassessable and are owned by Seller, free and clear of all encumbrances or claims. Neither Seller nor the Company has any issued and outstanding options, warrants, rights, convertible debt or other securities, contracts, commitments, understandings or arrangements of any kind by which Seller is bound to transfer its existing ownership interest in any of the Shares or by which the Company is required to issue any additional Shares of the Company Common Stock or any other securities at any time.

3.3     Authorizations. The sale of the Shares by Seller has been authorized and approved by Seller’s Board of Directors. Seller has full power and authority to enter into this Agreement and to carry out the sale of the Shares contemplated hereby, free and clear of any liens, encumbrances or claims of any kind whatsoever

3.4     No Violation. Seller’s sale of the Shares to Buyer pursuant to this Agreement will not violate any article of organization, bylaw, law, or regulation of any governmental authority, or any agreement applicable to Seller or the Company, including but not limited to any lease, loan agreement or operating agreement, or any instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, that would be breached or violated, or that would require notice or consent or approval, by Seller’s execution, delivery and performance of this Agreement. Seller will comply with all applicable laws and with all applicable rules and regulations of any governmental authority, in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby.

3.5     Balance Sheet. Seller has provided Buyer with an unaudited balance sheet (the “Balance Sheet”) of the Company as of May 31, 2013, which fairly presents the Company’s financial position in all material respects as of such date (the Balance Sheet Date”) and which is attached hereto as Exhibit "B" and incorporated by reference herein.

3.6     Assets. Except as disclosed on Schedule 3.6, the Company has good and marketable title to all of the assets reflect on the Balance Sheet free and clear of all mortgages, security interests, liens, pledges, claims, escrows, options, rights of first refusal, indentures, easements, licenses, security agreements or other similar agreements, arrangements, contracts, commitments, understandings, obligations, royalties, charges or encumbrances of any kind or character. The Company’s assets include the following:

Real Property. None

Equipment. All of the Company’s machinery, equipment, furniture, fixtures, and other personal property and all of the Company’s fixed assets (the “Personal Property”).

Cash and Accounts Receivable. All of the Company’s cash, cash equivalents, certificates of deposit, notes receivable (and security therefor), accounts receivable and all other receivables of any other kind.

Records. All of the Company’s files, documents, books and financial and business records relating to the Company’s business, including without limitation, the Company’s billing records, advertising studies or consulting reports, marketing and demographic data, sales correspondence, customer and prospective customer lists, promotional materials, credit and sales reports, all written contracts, insurance claims, warranties, logs, software programs and books and records relating to employees, financial, accounting, taxation and operation matters.

Licenses. All licenses that are used by the Company to conduct its business.

Inventory. All inventories and other supplies pertaining to the Company’s operations on hand or at third party premises or in transit including any rights of the Company to warranties received from suppliers.

Intellectual Property. All of the Company’s right, title and interest in and to (i) company name “ANC Holdings, Inc.” and any trade names, service marks, trademarks, domain names and logos, including all of the goodwill of the Company’s business associated therewith, including, but not limited to, the name "Claimsnet.com", (ii) any United States and foreign issued and pending patents, any United States and foreign copyrights, whether or not registered, rights of publicity, franchises, any technology rights and licenses, including computer software and any proprietary know-how, trade secrets, inventions, discoveries, developments, research, and formulas, whether or not patentable, and any other proprietary information or property relating to the Company’s current business, and (iii) any improvements, updates, enhancements or modifications related to any of the foregoing (hereinafter collectively referred to as “Intellectual Property Assets”).

Other Intangibles. All of the Company’s right, title and interest in and to its client list, open bonds and policies, web addresses, telephone numbers, licenses, permits, options and any inventions, developments and ideas.

Contracts; Prepaids; Materials. All of the Company’s right title and interest arising from any prepaid expenses, customer contracts, customer lists, outstanding offers, sales records, advertising materials, and any other contracts, agreements, assets and things of value now beneficially owned or acquired by the Company at or before the Closing Date, whether tangible or intangible, real or personal, inchoate, partial or complete, fixed or contingent, of every kind and description and wherever situated.

3.7     No Liabilities; Claims. The Company has no liabilities, obligations or claims of the type required to be reflected on a balance sheet prepared in accordance with GAAP, except for (i) liabilities included or reflected on the Balance Sheet or (ii) obligations arising in the ordinary course of business subsequent to the Balance Sheet Date (the “Expected Liabilities”). No amount is owed by the Company to any employee, officer, director, or shareholder of Seller. Except as set forth in Schedule 3.7, Seller does not know of any basis for the assertion against the Company of any liability loss or obligation of any nature (whether absolute, known or unknown, accrued, fixed, contingent, liquidated, unliquidated, due or to become due, or otherwise) except for the Expected Liabilities.

3.8     Litigation. There is no suit, action or proceeding pending (or demands for collective bargaining) or, to, the knowledge of Seller, threatened against the Company or Seller relating to the Company or this Agreement.

3.9     Tax Matters. The Company has paid all of its tax liabilities and, to Seller’s knowledge, neither the Internal Revenue Service nor any other taxing authority has filed any judgment, lien, assessment or has made any other claim that taxes, interest or penalties, of any kind are owed.

3.10   Absence of Certain Changes or Events. Except as set forth in Schedule 3.10, the Company has not engaged in any transactions out of the ordinary course of business since January 1, 2013 including, but not limited to, declaring any dividends, selling any securities or ownership interest, issuing any options, warrants, or convertible debt, acquiring or disposing of any assets except in the ordinary course of business, incurring any obligation or debt, other than the Notes, of more than Ten Thousand Dollars ($10,000.00), establishing any retirement plan or fringe benefits, making any loans, changing any compensation arrangement, been involved in any litigation, received any threats of claims or litigation from any third party,

3.11   Trade Secrets. Seller agrees to not disclose or make available to any person, without the prior written consent of Buyer, any trade secrets or confidential information belonging to the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

4.1     Organization; Good Standing. The corporate parties of Buyer are duly formed, validly existing and in good standing under the legal requirements of the jurisdictions in which they were organized.

4.2     Authority. Buyer has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement, and the performance by Buyer of its obligations hereunder, have been duly and validly authorized by all necessary action. This Agreement has been duly and validly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms and conditions, except that the enforcement hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, arrangement or other similar legal requirements relating to or affecting the rights of creditors generally, or by general equitable principles.

4.3     No Conflicts. The execution and delivery by Buyer of this Agreement, and the performance by Buyer of its obligations under this Agreement do not and will not:

a) conflict with or result in a violation or breach of any Charter or Articles of Incorporation or Association documents of any corporate party of Buyer;

b) result in a breach of or a default under (or give rise to a right of termination, modification, cancellation or acceleration) under any Contract to which Buyer is a party; or

c) conflict with or violate any legal requirement applicable to Buyer, except for such conflicts and violations as would not reasonably be expected to result in a material adverse effect.

4.4     Legal Proceedings. There are no proceedings pending, threatened or, to Buyer's knowledge, contemplated against Buyer before or by any governmental authority, that seeks an order restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement.

4.5     Consents and Governmental Approvals and Filings. No consent, approval or action of, filing with or notice to any director, shareholder, partner, joint venturer, creditor, investor, governmental authority or any other person is required in connection with the execution, delivery and performance of this Agreement by Buyer or the consummation of the transactions contemplated hereby.

4.6     Broker's Commissions. Buyer has not, directly or indirectly, entered into any contract with any person that would obligate Buyer or any of its affiliates to pay any commission, brokerage fee or "finder's fee" in connection with the transactions contemplated herein.

4.7     Acquisition as Investment. Buyer is acquiring the Shares for its own account as an investment without the present intent to sell, transfer or otherwise distribute the same to any other person. Buyer has made its own analysis of the Shares, the Company and the Company's assets and liabilities for the purpose of acquiring the Shares, and Buyer has had reasonable and sufficient access to documents, other information and materials as it considers appropriate to make its evaluations. Buyer acknowledges that the Shares are not registered pursuant to the Securities Act of 1933, as amended (the “1933 Act”), and that none of the Shares may be transferred, except pursuant to an effective registration statement or an applicable exemption from registration under the 1933 Act.

4.8     Buyer's Knowledge. Buyer is a stockholder of Seller and prior to the consummation of the transaction between Seller and TransCoastal Corporation was a significant stockholder of Seller and therefore, is familiar with Seller and the Company. Buyer has no knowledge of any fact or circumstance that would make Seller's representations regarding the Company, its assets, liabilities or business untrue or incorrect. Also, except for the specific representations and warranties expressly made by the Seller in Article III of this Agreement, Buyer acknowledges and agrees that Seller is not making any representation or warranty, expressed or implied, at law or in equity, in respect of the Company, including its business, assets, liabilities, operations, prospects, or prospects, or condition (financial or otherwise).

4.9     No Other Third Party Debt. The Notes are the only third party non-trade debt owed by the Company and Exhibit "A" accurately contains the proper amount of principal and accrued interest owed each respective Buyer as of the date of Closing.

ARTICLE V

CLOSING

5.1     Closing. A closing (the “Closing”) shall be held on June 20, 2013 at 2:00 P.M. at the offices of Seller or at some other time and place mutually agreed upon or at such time and place as the Seller and Buyer shall mutually designate (the “Closing Date”).

5.2     Deliveries at Closing.

(a)     At the Closing, Seller shall transfer and assign to Buyer all of the Shares. Seller shall deliver to Buyer a stock certificate evidencing such Shares, a duly executed stock power and all third party consents, if any, as may be appropriate or necessary to effect the transfer to Buyer of the Shares. All agreements, certifications and other documents required to be executed and delivered by Seller and others hereunder at the Closing shall be duly and validly executed and delivered.

(b)     At the Closing, Seller shall deliver to Buyer the resignation of the officers and directors of the Company.

(c)     At the Closing, Buyer shall reaffirm the statements and representations to Seller contained in each of the letters from Buyer attached hereto as Exhibit "C" as provided herein.

(d)     At Closing and after the Closing, at Buyer’s request and without further consideration from Buyer, Seller shall execute and deliver such release documents and other instruments and take such other action as Buyer reasonably may require to convey, transfer to and vest in Buyer 100% ownership of the Shares.

(e)     From time to time after the Closing, at Seller’s request and without further consideration from Seller, Buyer shall execute and deliver such release documents and other instruments and documents and take such other action as Seller reasonably may require to document or otherwise certify that the Notes are no longer the obligations of Seller.

ARTICLE VI

INDEMNIFICATION

6.1     Indemnification. Buyer agrees to indemnify Seller against any loss, damage, or expense (including but not limited to reasonable attorneys’ fees) incurred or sustained by Seller as a result of (a) any breach of this Agreement by Buyer; (b) any inaccuracy in any of the representations or warranties made by Buyer in this Agreement; (c) any failure to perform any covenant or agreement of Buyer contained in this Agreement or any agreement or instrument furnished by Buyer to Seller pursuant to this Agreement, or (d) any inaccuracy or misrepresentation in any certificate or other document or instrument delivered by Buyer in accordance with any provision of this Agreement.

ARTICLE VII

MISCELLANEOUS PROVISIONS

7.1     Waiver of Compliance; Consents. Any failure of the parties to insist upon strict compliance with the terms of this Agreement shall not be a waiver by any party to insist upon strict subsequent compliance with this Agreement and shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

7.2     Expenses. All parties shall pay their own expenses incurred in connection with this Agreement and the transactions contemplated herein.

7.3     Public Announcements.  The parties shall consult with each other prior to issuing any publication or press release of any nature with respect to this Agreement or the transactions contemplated hereby and shall not make or issue, or cause to be made or issued, any such publication or press release prior to such consultation and without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed) except to the extent, but only to such extent, that, in the opinion of the party issuing such publication or press release, such announcement or statement may be required by legal requirement, any SEC law or regulation, any listing agreement with any securities exchange or any securities exchange regulation, in which case the party proposing to issue such publication or press release shall use its reasonable efforts to consult in good faith with the other party before issuing any such publication or press release and shall reasonably cooperate with the other party in good faith with respect to the timing, manner and content of disclosure.

7.4     Survival. The representations and warranties of the parties in Articles III and IV and the indemnity provided in Article VI hereof shall survive the performance of this Agreement.

7.5     No Waiver. The respective representations and warranties of each of the parties hereto and contained herein or in any certificates or other documents delivered prior to or at the Closing are true, accurate and correct and shall not be deemed waived or otherwise affected by any investigation made by Buyer.

7.6     Notices. All claims, notices, requests, demands and other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by either hand or by courier or three (3) days after being mailed, first class certified mail, return receipt requested, with postage paid, whether the return receipt is signed or not:

If to Seller to:    Claimsnet.com, Inc.

17304 Preston Road, Suite 700
Dallas, Texas 75252
Attn: Mr. Stuart Hagler, CEO

or to such other person or address as such party shall furnish to Buyer in writing.

If to Buyer to:   Mr. Thomas Michel

Sonnacker 44

CH-8905 Arni

Switzerland

Mr. Johann Rudolf Schellenberg

Oescherstrasse 24

CH-5702 Zollikon

Switzerland

Novinvest Associated S.A.

53rd E Street

Urbanizacion Marbella

Panama City, Panama

National Financial Corporation

4101 W. Green Oaks, Suite 305-307

Arlington, Tx. 76015

or to such other person or address as Buyer shall furnish to Seller in writing.

7.7     Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by Seller or the other parties hereto without the prior written consent of Buyer and Seller.

7.8     Governing Law; Dispute Resolution.

(a)     This Agreement shall be governed by the laws of the state of Texas (regardless of the laws that might otherwise govern under applicable principles of conflicts of law of the state of Texas) as to all matters including, but not limited to, matters of validity, construction, effect, performance and remedies.

(b)     Any dispute between any of the parties hereto or any claim by a party against another party arising out of or relating to this Agreement or relating to any alleged breach thereof shall be determined solely and exclusively by arbitration to take place in Dallas, Texas USA before the American Arbitration Association and in accordance with its rules then existing. Each party shall pay its own costs associated with any such arbitration.

7.9     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any counterpart received by facsimile or email shall be treated as an original.

7.10     Neutral Interpretation. This Agreement constitutes the product of the negotiation of the parties hereto. Each party has had the opportunity to consult with independent legal counsel to protect their own individual interests. Each party agrees that this Agreement accurately reflects their agreement. Accordingly, this Agreement shall not be interpreted in favor of or against any party based upon the source of the draftsmanship hereof.

7.11     Headings. The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

7.12     Entire Agreement. This Agreement, which term as used throughout, includes the Exhibits hereto, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter. This Agreement may not be amended except in a writing signed by the parties hereto.

7.13     Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and such prohibition or unenforceability in any jurisdiction shall not invalidate or render enforceable unenforceable such provision in any other jurisdiction, and any such provision, to the extent invalid or unenforceable, shall be replaced by a valid and enforceable provision that comes closest to the intention of the parties underlying such invalid or unenforceable provision.

7.14     Exclusivity of Agreement. The parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the subject matter of this Agreement exclusively in contract pursuant to the express terms and provisions of this Agreement, and the parties hereto expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. The sole and exclusive remedies for any breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein) shall be those remedies available at law or in equity for breach of contract only (as such contractual remedies may be further limited or excluded pursuant to the express terms of this Agreement), and the parties hereto hereby waive and release any and all tort claims and causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any tort claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement on the date first hereinabove set forth.

BUYER:

\s\_Thomas Michel ______________

Thomas Michel, Individually

\s\ Johann Rudolf Schellenberg ____

Johann Rudolf Schellenberg, Individually

NATIONAL FINANCIAL CORPORATION

By: _\s\_ Johann Rudolf Schellenberg

Name: Johann Rudolf Schellenberg

Title: _Chairman_________________

NONINVEST ASSOCIATION S.A.

By: _\s\_ Johann Rudolf Schellenberg

Name: Johann Rudolf Schellenberg

Title: Representive_____________

SELLER:

CLAIMSNET.COM INC.

By: _\s\ Stuart Hagler______________

      Stuart Hagler, CEO

EXHIBIT A

Claimsnet.com Inc.

Notes Payable

June 30, 2013

HOLDER	DATE	INTEREST RATE	DUE DATE	PRINCIPAL	ACCRUED INTEREST	TOTAL
Michel #2	9/16/08	1.75%	on demand	$30,000	$3,520	$33,520
Michel #3	9/29/08	1.75%	on demand	20,000	2,311	22,311
Michel #4	10/13/09	1.75%	on demand	30,000	2,377	32,377
Michel #5	2/16/10	1.75%	on demand	35,000	2,411	37,411
Michel #6	3/2/11	1.75%	on demand	15,000	613	15,613
Michel #2C	1/23/07	1.75%	on demand	10,000	1,998	11,998
NFC #1	11/16/06	1.75%	on demand	100,000	27,297	127,297
NFC #2	12/13/07	1.75%	on demand	100,000	16,102	116,102
NFC #3	8/20/08	1.75%	on demand	50,000	6,051	56,051
NFC #4	10/28/08	1.75%	on demand	50,000	5,579	55,579
NFC #5	11/26/08	1.75%	on demand	50,000	5,380	55,380
NFC #6	1/6/09	1.75%	on demand	100,000	10,225	110,225
NFC #7	2/4/09	1.75%	on demand	100,000	9,987	109,987
NFC #8	4/15/09	1.75%	on demand	75,000	7,059	82,059
NFC #9	5/11/09	1.75%	on demand	100,000	9,198	109,198
NFC #10	7/28/09	1.75%	on demand	25,000	2,139	27,139
NFC #11	3/18/10	1.75%	on demand	80,000	5,313	85,313
NFC #12	5/3/11	1.75%	on demand	40,000	1,515	41,515
Novinvest	9/9/10	1.75%	9/2013	50,000	1,582	51,582
Schellenberg #1	6/6/02	1.75%	on demand	35,000	21,998	56,998
Schellenberg #2	8/1/02	1.75%	on demand	10,000	2,897	12,897
Schellenberg #3	3/2/11	1.75%	on demand	15,000	613	15,613
Schellenberg #4	7/27/11	1.75%	on demand	25,000	845	25,845
Schellenberg #5	8/29/11	1.75%	on demand	25,000	806	25,806
Schellenberg #6	9/29/11	1.75%	on demand	25,000	768	25,768
Schellenberg #7	10/31/11	1.75%	on demand	25,000	730	25,730
Schellenberg #8	11/30/11	1.75%	on demand	$25,000	694	25,694
Schellenberg #9	1/17/12	1.75%	on demand	$25,000	637	25,637
Schellenberg #10	2/8/12	1.75%	on demand	$25,000	609	25,609
Schellenberg #11	4/26/12	1.75%	on demand	$25,000	517	25,517
Schellenberg #12	9/7/12	1.75%	on demand	$25,000	356	25,356
Schellenberg #13	3/27/13	1.75%	on demand	$20,000	92	20,092
Schellenberg #14	4/30/13	1.75%	on demand	$25,000	76	25,076
				$1,390,000	$152,293	$1,542,293

EXHIBIT B

Claimsnet.com Inc.

Notes Payable

May 31, 2013

Current Assets
Cash & Cash Equivalents	$32,312
Accounts Receivable	295,524
Allowance for Doubtful A/R	(3,981)
Employee Receivables	4,000
Prepaid and Other Assets	16,993
Prepaid Insurance	33,015
Deposits	6,232
Total Current Assets	384,095

Fixed Assets
Software Purchases	192,410
Software Development	1,999,358
Computer Hardware	68,928
Furniture & Fixtures	58,899
Leasehold Improvements	34,796
Leased Equipment	129,091
Total Fixed Assets	2,483,482

DD&A - Software Purchases	(192,410)
DD&A - Software Development	(1,999,358)
DD&A - Computer Hardware	(68,928)
DD&A - Furniture & Fixtures	(58,682)
DD&A - Leasehold Improvements	(34,796)
DD&A - Leased Equipment	(129,091)
Total Accumulated Depreciation & Amortization	(2,483,265)

Total Fixed Assets, Net of Accumulated Depreciation & Amortization	217

Intangible and Other Assets	-

Total Intangible and Other Assets	-

TOTAL ASSETS	$384,313

LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities
Accounts Payable	$445,236
Accrued Payroll	35,440
Accrued Vacation	52,592
Accrued Sales Tax	2,127
Accrued Liabilities	(74,784)
Deferred Revenue	9,333
Notes Payable - Short Term	1,390,000
Convertible Notes Payable - Short Term	-
Accrued Interest	150,295
Total Current Liabilities	2,010,239

Long Term Liabilities
Long Term Note Payable	-
Total Long Term Liabilities	-

Total Liabilities	2,010,239

Stockholders' Equity
Retained Deficit	(1,625,927)
Total Stockholders' Equity	(1,625,927)

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$384,312

EXHIBIT C

1. Letter Agreement to purchase ANC Holdings, Inc. dated May 28, 2013 between Claimsnet.com and National Financial Corporation.

2. Letter Agreement to purchase ANC Holdings, Inc. dated May 28, 2013 between Claimsnet.com and Novinvest Associated S.A.

3. Letter Agreement to purchase ANC Holdings, Inc. dated May 28, 2013 between Claimsnet.com and Mr. Johann Rudolf Schellenberg.

4. Letter Agreement to purchase ANC Holdings, Inc. dated May 28, 2013 between Claimsnet.com and Mr. Thomas Michel.